Press Release

April 12, 2022	FOR IMMEDIATE RELEASE

CTS to Acquire Ferroperm Piezoceramics

Lisle, Ill. – CTS Corporation (NYSE: CTS) and Meggitt PLC (LSE: MGGT) have announced a definitive Share Purchase Agreement under which CTS would acquire Meggitt A/S (also known as Ferroperm Piezoceramics) for Danish Krone 525 million in cash, subject to net debt and working capital adjustments and the other terms and conditions of the Share Purchase Agreement.  The transaction is expected to close in 2022 and is subject to the receipt of the requisite regulatory approvals, as well as the satisfaction of other customary closing conditions.

Founded in 1952, Ferroperm specializes in the design and manufacture of high performance piezoceramic components for use in complex and demanding medical, industrial, and aerospace applications. The company is recognized for its high quality and innovative piezoceramic technology.  Based in Kvistgaard, Denmark, Ferroperm has established a strong customer base across Europe and North America.

“Ferroperm represents a great addition to our expanding piezoceramic business and advances our diversification,” said Kieran O’Sullivan, CEO of CTS Corporation. “Strategically, both organizations focus on serving targeted markets that demand high quality material formulation, reliability and technical depth. Ferroperm’s presence in medical therapeutics is complementary to our existing focus on medical imaging and diagnostics.  We are excited to welcome a capable team with deep technical expertise to the CTS family.”

CTS (NYSE: CTS) is a leading designer and manufacturer of products that Sense, Connect, and Move. The company manufactures sensors, actuators, and electronic components in North America, Europe, and Asia, and provides engineered products to customers in the aerospace/defense, industrial, medical, and transportation markets.

Meggitt PLC, is a leading international company specializing in high performance components for the aerospace, defense and selected energy markets. Meggitt employs more than 9,000 people at nearly 40 manufacturing facilities and regional offices worldwide.

For more information on CTS Corporation, please visit www.ctscorp.com.

Investor Relations Contact

Ashish Agrawal

Chief Financial Officer

CTS Corporation

4925 Indiana Avenue

Lisle, IL  60532

E-mail: MediaRelations@ctscorp.com

Tel.:  +1 (630) 577-8814

www.ctscorp.com